Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-135616) pertaining to the PGT, Inc. 2004 Stock Incentive Plan and the PGT, Inc. 2006 Equity Incentive Plan and (Form S-8) pertaining to the PGT Savings Plan of our report dated October 12, 2007, with respect to the financial statements and schedules of the PGT Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Certified Public Accountants
Tampa, Florida
October 12, 2007